Exhibit 99.1

Silence Therapeutics Announces Positive Topline Results from Phase 2 SANRECO

Trial of Divesiran in Polycythemia Vera, Supporting its

Potential Best-in-Class Profile

•	Trial met its primary endpoint, with a significantly higher proportion of clinical responders on divesiran (88%) compared to placebo (19%); placebo-adjusted response rate = 69%

•	Both divesiran dose groups showed substantial primary endpoint efficacy; 93.8% response rate at Q6W and 81.3% response rate at Q12W

•	Divesiran was observed to be well tolerated with no new safety findings

•	Phase 3 PV trial evaluating divesiran Q12W vs. placebo anticipated to initiate in 1H’27

•	Investor conference call and webcast to be held today, August 10, 2026 at 8:00 a.m. ET

10 August 2026

LONDON, Silence Therapeutics plc (Nasdaq: SLN), a global clinical-stage biotechnology company developing novel siRNA (short interfering RNA) therapies, today announced positive topline results from the Phase 2 SANRECO trial of divesiran, a first-in-class siRNA, in 48 phlebotomy-dependent patients with polycythemia vera (PV).

The 36-week, randomized, double-blind, placebo-controlled portion of the Phase 2 trial evaluating divesiran (6 mg/kg) administered subcutaneously (s.c.) every six weeks (Q6W) or every twelve weeks (Q12W) met its primary endpoint and secondary endpoints.

Key findings from the study include:

•

The primary endpoint was met, with a significantly higher proportion of clinical responders among divesiran-treated patients with PV compared to those who received placebo (88% for divesiran versus 19% for placebo; p<0.0001). The primary endpoint was the proportion of patients achieving a response, which was defined as the absence of phlebotomy and maintenance of hematocrit (HCT) below 45% during weeks 18-36.

•	Importantly, both divesiran dose groups showed substantial primary endpoint efficacy with response rates of 93.8% and 81.3% for Q6W and Q12W, respectively.

•

The key secondary endpoint of phlebotomy rate during weeks 0-36 was also met with the mean number of phlebotomies per patient in the divesiran groups significantly reduced compared to placebo (0.2 for divesiran versus 2.1 for placebo; p<0.0001).

•	Divesiran groups also showed improvements in hematocrit control, iron markers including ferritin, and patient reported outcomes using the MPN-SAF Total Symptom Score (MPN-SAF TSS).

•

Divesiran was observed to be well tolerated and safety was in line with previous trials. No new safety findings were observed in the trial. Injection site reactions were infrequent and self-limiting. There were two investigator reported grade 1 anemia adverse event cases.

“Across the SANRECO Phase 1/2 program, divesiran has been well tolerated and has consistently delivered durable hematocrit control in phlebotomy-dependent patients with PV, regardless of risk level or disease severity,” said Marina Kremyanskaya, MD, PhD, Associate Professor of Medicine, Hematology and Medical Oncology, at the Icahn School of Medicine at Mount Sinai. “These compelling results highlight divesiran’s potential to transform PV management with convenient, infrequent dosing that reliably controls hematocrit and addresses longstanding unmet needs for patients.”

“The SANRECO Phase 2 trial delivered our best-case outcome, confirming the impressive results observed in Phase 1 with dosing every six weeks and demonstrating equally robust and durable effects with quarterly dosing,” said Curtis Rambaran, MD, Chief Medical Officer at Silence. “These results reinforce divesiran’s potential to become the first and best-in-class siRNA treatment for PV. We look forward to initiating Phase 3 development and bringing divesiran to patients as quickly as possible.”

Silence plans to present full results from the Phase 2 SANRECO trial at an upcoming medical congress.

Silence will host a conference call and webcast today, Monday, August 10, 2026 at 8:00 a.m. ET, to discuss the Phase 2 SANRECO topline results.

Investor Conference Call and Webcast Details

Conference call link: https://register-conf.media-server.com/register/BI4a60039edc0640388f2ba0a6aab560e2

Webcast link: https://edge.media-server.com/mmc/p/q6mmpxd5

A replay of the webcast will be available on the Investors section of the Silence website at www.silence-therapeutics.com/events.

SANRECO Phase 2 Study Design

The Phase 2 portion of SANRECO is an ongoing, three-part, global, randomized, placebo-controlled, double-blind study evaluating divesiran in 48 phlebotomy-dependent PV patients. The trial is evaluating the safety and efficacy of divesiran 6 mg/kg administered s.c. Q6W or Q12W in patients with uncontrolled hematocrit who are phlebotomy dependent despite standard of care treatment which could include hydroxyurea, interferon and/or ruxolitinib. The primary endpoint of the study was the proportion of patients achieving a response during weeks 18-36, which was defined as the absence of “phlebotomy eligibility.” To meet phlebotomy eligibility, patients in the study were required to have hematocrit below 45%. All patients have completed their participation in the placebo-controlled portion of the trial and are now in the 3-year, double-blind and open label extension periods.

About PV

PV is a rare, myeloproliferative neoplasm – a type of blood cancer - characterized by the excessive production of red blood cells, often resulting in elevated hematocrit levels. Elevated hematocrit above 45-percent is associated with a four-times higher rate of death from cardiovascular and thrombotic events. PV is associated with a range of burdensome symptoms including fatigue, cognitive disturbance and pruritus and additionally, longer term can transform to myelofibrosis and Acute Myeloid Leukemia. The aim of treatment is to maintain hematocrit less than 45%, a level that is associated with a reduced incidence of thrombosis and CV-associated death. The current standard of care includes repeated phlebotomies to reduce hematocrit and/or cytoreductive agents to reduce red blood cell production. There are currently no approved therapies that specifically target red blood cells and hematocrit.

About Divesiran

Divesiran is Silence’s wholly owned siRNA product candidate developed from its proprietary mRNAi GOLD™ platform that “silences” TMPRSS6 expressed almost exclusively in the liver. TMPRSS6 is a negative regulator of hepcidin, the body’s master regulator of iron metabolism including its absorption, distribution, and storage. By silencing TMPRSS6 in PV patients, divesiran aims to increase hepcidin production and release by liver hepatocytes, leading to the restriction of iron to the bone marrow and, thus, reducing the excessive production of red blood cells, a process dependent on availability of iron. Divesiran has FDA Fast Track and Orphan Drug designations for PV.

About Silence Therapeutics

Silence Therapeutics is a global clinical-stage biotechnology company committed to transforming people’s lives by silencing diseases through precision engineered medicines created with proprietary siRNA (short interfering RNA) technology. Silence leverages its mRNAi GOLD™ platform to create innovative siRNA therapies designed to precisely target and silence genes that cause disease. The Company is advancing a growing pipeline of siRNA product candidates targeting areas of high unmet need across rare and common diseases where treatments are limited or inadequate. For more information, please visit https://www.silence-therapeutics.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements about: the potential therapeutic benefits of divesiran; divesiran’s potential to become the first and best-in-class siRNA treatment for PV; and the timing and the Company’s ability to initiate Phase 3 trial of divesiran and bring divesiran to patients as quickly as possible. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the company’s history of net operating losses; the company’s ability to obtain necessary capital to fund its clinical programs; the early stages of clinical development of the company’s product candidates; the company’s ability to obtain regulatory approval of and successfully commercialize its product candidates either on its own or with potential partners; any undesirable side effects or other properties of the company’s product candidates; the company’s reliance on third-party suppliers and manufacturers; the outcomes of any future collaboration agreements; and the company’s ability to adequately maintain intellectual property rights for its product candidates. These and other risks are described in greater detail under the section titled “Risk Factors” contained in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the SEC. Any forward-looking statements that the Company makes in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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